Exhibit 99.1

Genworth Financial Announces Second Quarter 2016 Results

Net Income Of $0.34 Per Share And Net Operating Income Of $0.25 Per Share

•	Solid Loss Ratio, New Insurance Written (NIW) And Capital Levels In U.S. Mortgage Insurance (MI)

•	Improved Loss Ratio In Canada MI Sequentially, But Higher In Australia MI From Pressure In Queensland And Western Australia

•	Net Income[1] And Net Operating Income[2] Include $57 Million After-Tax Of Net Unfavorable Items; Long Term Care Insurance (LTC) Results Favorably Impacted By $26 Million Of Lower Reserves From Reduced Benefits Related To Certain Premium Rate Increase Implementations

•	Net Income Included $85 Million After-Tax Of Gains From The Sale Of Certain U.S. Government Treasury Inflation Protected Securities (TIPS)

•	Update On U.S. Life Insurance Restructuring Plan:

•	Achieved Cash Expense Reduction Target Of Approximately $150 Million Pre-Tax On An Annualized Basis

•	Additional Steps Taken Toward The Repatriation Of Bermuda Subsidiary

•	Holding Company Cash And Highly Liquid Securities Increased To $934 Million

Richmond, VA (August 2, 2016) – Genworth Financial, Inc. (NYSE: GNW) today reported results for the period ended June 30, 2016. The company reported net income of $172 million, or $0.34 per diluted share, in the second quarter of 2016, compared with a net loss of $193 million, or $0.39 per diluted share, in the second quarter of 2015. Net operating income for the second quarter of 2016 was $123 million, or $0.25 per diluted share, compared with net operating income of $119 million, or $0.24 per diluted share, in the second quarter of 2015.

[1]	Unless otherwise stated, all references in this press release to net income (loss), net income (loss) per share, net operating income (loss), net operating income (loss) per share, book value, book value per share and stockholders’ equity should be read as net income (loss) available to Genworth’s common stockholders, net income (loss) available to Genworth’s common stockholders per diluted share, net operating income (loss) available to Genworth’s common stockholders, net operating income (loss) available to Genworth’s common stockholders per diluted share, book value available to Genworth’s common stockholders, book value available to Genworth’s common stockholders per share and stockholders’ equity available to Genworth’s common stockholders, respectively.
[2]	This is a financial measure not calculated based on U.S. Generally Accepted Accounting Principles (Non-GAAP). See the Use of Non-GAAP Measures section of this press release for additional information.

Strategic Update

In February 2016, the company announced a restructuring plan for its U.S. life insurance businesses to: (1) suspend sales of its traditional life insurance and fixed annuity products; (2) further reduce expense levels in 2016; (3) repatriate existing business from Brookfield Life and Annuity Insurance Company Limited (BLAIC), its primary Bermuda domiciled reinsurance subsidiary, to its U.S. life insurance companies in 2016; and (4) separate and isolate its LTC business. The company made progress on this plan since the end of the first quarter including:

•	Reducing cash expenses by approximately $150 million pre-tax on an annualized basis, achieving the targeted level of cash expense reduction; and

•	Recapturing two blocks of life insurance business from BLAIC to the U.S. life insurance companies, effective April 1, 2016 and July 1, 2016, and filing for the regulatory approvals to merge BLAIC into Genworth Life Insurance Company. The merger will, if approved, complete the repatriation of BLAIC.

During the second quarter of 2016, the company completed the sale of its European MI business to AmTrust Financial Services, Inc., which resulted in net proceeds of approximately $50 million to the U.S. MI business.

“Our results in the second quarter were solid, and we were especially pleased with the strong performance in U.S. MI,” said Tom McInerney, President and CEO. “We also achieved our cash expense reduction target and remain on track to complete the repatriation of our Bermuda subsidiary in the fourth quarter.”

Financial Performance

Consolidated Net Income (Loss) &

Net Operating Income

	Three months ended June 30
	(Unaudited)
	2016		2015
(Amounts in millions, except per share)	Total	Per diluted share	Total	Per diluted share	Total % change
Net income (loss)	$172	$0.34	$(193)	$(0.39)	189%
Net operating income	$123	$0.25	$119	$0.24	3%
Weighted-average diluted shares	500.4		499.3

	Three months ended June 30
	(Unaudited)
	2016		2015
Book value per share		$30.37		$27.52
Book value per share, excluding accumulated other comprehensive income (loss)		$20.16		$20.87

Net income was impacted by net investment gains, net of taxes and other adjustments, of $25 million in the quarter, including the gains from the sale of certain TIPS in the quarter, compared to $3 million of net investment gains in the prior year. Total impairments, net of tax, were $14 million in the quarter, compared to none in the prior year.

Net investment income decreased to $779 million in the quarter, down from $789 million in the prior quarter primarily from unfavorable prepayment speed adjustments related to residential mortgage-backed securities and down from $793 million in the prior year primarily from lower variable investment income. The reported yield and core yield2 for the current quarter were both 4.48 percent.

Net operating income (loss) results are summarized in the table below:

Net Operating Income (Loss)

(Amounts in millions)	Q2 16	Q1 16	Q2 15
U.S. Mortgage Insurance	$61	$61	$49
Canada Mortgage Insurance	38	33	37
Australia Mortgage Insurance	15	19	29
U.S. Life Insurance	55	91	57
Runoff	6	4	9
Corporate and Other	(52)	(105)	(62)

Total Net Operating Income	$123	$103	$119

Net operating income (loss) represents net operating income (loss) from continuing operations excluding net investment gains (losses), gains (losses) on the sale of businesses, gains (losses) on the early extinguishment of debt, gains (losses) on insurance block transactions, restructuring costs and other adjustments, net of taxes. A reconciliation of net operating income (loss) of segments and Corporate and Other activities to net income (loss) is included at the end of this press release.

Unless specifically noted in the discussion of results for the MI businesses in Canada and Australia, references to percentage changes exclude the impact of translating foreign denominated activity into U.S. dollars (foreign exchange). Percentage changes, which include the impact of foreign exchange, are found in a table at the end of this press release. The impact of foreign exchange on net operating income in the second quarter of 2016 was a favorable $4 million versus the prior quarter and an unfavorable $3 million versus the prior year in the MI businesses in Canada and Australia, respectively.

U.S. Mortgage Insurance

Operating Metrics

(Dollar amounts in millions)	Q2 16	Q1 16	Q2 15
Net operating income	$61	$61	$49
New insurance written
Primary Flow	$11,400	$7,400	$8,200
Loss ratio	24%	24%	33%

U.S. MI net operating income was $61 million, compared with $61 million in the prior quarter and $49 million in the prior year. The loss ratio in the current quarter was 24 percent, flat sequentially and down nine points from the prior year primarily reflecting the continued decline and improved performance in delinquencies from the 2005 to 2008 book years.

Flow NIW of $11.4 billion increased 54 percent from the prior quarter from a seasonally larger purchase originations market and increased 39 percent versus the prior year primarily from a larger purchase originations market and growth in market share. During the second quarter of 2016, the company’s concentration of single premium flow NIW was slightly lower than the prior quarter, but higher than the prior year as it continues its selective participation in this market.

Canada Mortgage Insurance

Operating Metrics

(Dollar amounts in millions)	Q2 16	Q1 16	Q2 15
Net operating income	$38	$33	$37
New insurance written
Flow	$4,400	$2,500	$5,400
Bulk	$19,700	$3,200	$3,300
Loss ratio	20%	24%	17%

Canada MI reported net operating income of $38 million versus $33 million in the prior quarter and $37 million in the prior year. The loss ratio in the quarter was 20 percent, down four points from the prior quarter primarily driven by a seasonal decrease in new delinquencies, net of cures, but up three points compared to the prior year primarily from unfavorable experience in oil-producing regions. Results versus the prior quarter and prior year included increased premiums from a higher level of NIW in recent years.

Flow NIW was up 64 percent3 sequentially primarily from a seasonally larger originations market and down 15 percent3 from the prior year primarily from targeted underwriting changes in certain regions and a slowing housing market in oil-producing regions. In addition, the company completed several bulk transactions in the quarter of $19.7 billion, consisting of high quality low loan-to-value prime loans primarily driven by demand from large banks in advance of regulatory changes that took effect on July 1, 2016.

[3]	Percent change excludes the impact of foreign exchange.

Australia Mortgage Insurance

Operating Metrics

(Dollar amounts in millions)	Q2 16	Q1 16	Q2 15
Net operating income	$15	$19	$29
New insurance written
Flow	$5,000	$4,400	$6,500
Bulk	$800	$—	$1,700
Loss ratio	36%	26%	28%

Australia MI reported net operating income of $15 million versus $19 million in the prior quarter and $29 million in the prior year. The loss ratio in the quarter was 36 percent, up 10 points sequentially and up eight points from the prior year. New delinquencies were up 19 percent versus the prior quarter from seasonal variation and up four percent versus the prior year. Continued unfavorable experience primarily from the commodity dependent regions of Queensland and Western Australia also contributed to higher new delinquencies also versus the prior quarter and prior year. Results versus the prior quarter reflect $5 million of higher customer contract fees. Results versus the prior year were impacted by several unfavorable items totaling $8 million, including unfavorable foreign exchange, less favorable taxes and the company’s further sell down of approximately 14 percent of its ownership in the Australia MI business in May 2015.

Flow NIW was up nine percent3 sequentially from seasonal variation and down 20 percent3 from the prior year from a smaller high loan-to-value originations market primarily driven by regulatory focus on the market and tightened lender risk appetite as well as the impact from the termination of a customer contract in the second quarter of 2015. In addition, the company completed a bulk transaction in the quarter of approximately $0.8 billion, consisting of high quality low loan-to-value prime loans.

U.S. Life Insurance

Operating Metrics

(Amounts in millions)	Q2 16	Q1 16	Q2 15
Net operating income (loss)
Long Term Care Insurance	$37	$34	$10
Life Insurance	31	31	22
Fixed Annuities	(13)	26	25

Total U.S. Life Insurance	$55	$91	$57

Sales
Long Term Care Insurance
Individual	$4	$5	$8
Group	2	2	1
Life Insurance
Term Life	2	5	9
Universal Life	1	2	4
Linked Benefits	1	2	2
Fixed Annuities	9	168	224

Long Term Care Insurance

LTC had net operating income of $37 million, compared with $34 million in the prior quarter and $10 million in the prior year. Results versus the prior quarter reflected stable claim experience, a more favorable benefit from rate actions and higher net investment income, partially offset by $29 million after-tax of net unfavorable adjustments, including refinements to the calculations of reserves and a correction to reserves and premiums. The current quarter included $26 million after-tax of lower reserves from reserve releases associated with reduced benefits that related to a higher level of policyholders choosing to reduce benefits instead of accepting premium increases from certain premium rate increase implementations. The company expects these premium rate increase implementations to be fully implemented during the third quarter of 2016, and, as a result, expects the favorable impact of these rate actions to decrease significantly in the second half of 2016.

Results versus the prior year reflect a more favorable benefit from rate actions, partially offset by higher severity given the mix of new claims with a higher average reserve. The prior quarter included a $4 million after-tax unfavorable item and the prior year results included $12 million of after-tax favorable items. The loss ratio in the current quarter was approximately 70 percent. Individual LTC sales were $4 million in the quarter.

LTC had net operating income of $71 million in the first half of 2016 reflecting seasonally favorable terminations that are not expected to recur in the second half of 2016. Additionally, earnings in the first half of 2016 were favorably impacted by $47 million after-tax of lower reserves from reduced benefits related to certain premium rate increase implementations described above.

Life Insurance

Life insurance had net operating income of $31 million, compared with $31 million in the prior quarter and $22 million in the prior year. Results versus the prior quarter reflect favorable mortality experience and lower reinsurance expenses that were offset by lower investment income primarily from unfavorable prepayment speed adjustments related to residential mortgage-backed securities. Results versus the prior year reflected lower reinsurance expenses and favorable mortality experience.

Fixed Annuities

Fixed annuities had a net operating loss of $13 million, compared with net operating income of $26 million in the prior quarter and $25 million in the prior year. Given the significant declines in interest rates in the quarter, the company tested its fixed immediate annuity blocks for recoverability as part of loss recognition testing which resulted in a negative margin. As a result, the remaining deferred acquisition costs (DAC) balance was written off and reserves were increased resulting in a $21 million after-tax unfavorable impact to earnings. Future adverse changes in assumptions would be immediately reflected in earnings if the margin for this block is reduced below zero. Additionally, during the quarter, a third-party reinsurer recaptured a block of single premium immediate annuities (SPIA) resulting in a $7 million after-tax unfavorable impact to earnings. Results versus both the prior quarter and prior year also reflect unfavorable impacts from SPIA mortality experience and less favorable variable investment income.

Runoff

Runoff net operating income was $6 million, compared with $4 million in the prior quarter and $9 million in the prior year.

Corporate And Other

Corporate and Other net operating loss was $52 million, compared with $105 million in the prior quarter and $62 million in the prior year. Results in the prior quarter included expenses of $54 million after-tax related to litigation settlement and legal expenses.

Capital & Liquidity

Genworth maintains solid capital positions in its operating subsidiaries.

Key Capital & Liquidity Metrics

(Dollar amounts in millions)	Q2 16	Q1 16	Q2 15
U.S. MI
Consolidated Risk-To-Capital Ratio[4]	15.0:1	15.3:1	13.7:1
Genworth Mortgage Insurance Corporation Risk-To-Capital Ratio[4]	15.1:1	15.5:1	13.5:1
Private Mortgage Insurer Eligibility Requirements (PMIERs) Sufficiency Ratio[5]	115%	113%	N/A
Canada MI
Minimum Capital Test (MCT) Ratio[4]	233%	234%	231%
Australia MI
Prescribed Capital Amount (PCA) Ratio[4]	156%	168%	164%
U.S. Life Insurance Companies
Consolidated Risk-Based Capital (RBC) Ratio[4]	370%	391%	455%
Unassigned Surplus[4]	$(410)	$(328)	$97
Holding Company Cash[6] and Liquid Assets[7]	$934	$760	$1,154

Key Points

•	U.S. MI PMIERs sufficiency ratio increased in the quarter and the business remained PMIERs compliant, with a buffer as of June 30, 2016. The U.S. MI business executed two excess of loss reinsurance transactions with a panel of reinsurers covering current and expected NIW for the 2016 and 2017 book years, both effective as of July 1, 2016. Each transaction is expected to provide approximately $150 million of PMIERs capital credit upon completion of each book year. The transactions have been approved by the government-sponsored enterprises (GSEs);

[4]	Company estimate for the second quarter of 2016, due to timing of the filing of statutory statements.
[5]	Calculated as available assets divided by required assets as defined within PMIERs. As of June 30, 2016 and March 31, 2016, the PMIERs sufficiency ratios were in excess of $350 million and $300 million, respectively, of available assets above the PMIERs requirements. Company estimate for the second quarter of 2016.
[6]	Holding company cash and liquid assets comprises assets held in Genworth Holdings, Inc. (the issuer of outstanding public debt) which is a wholly-owned subsidiary of Genworth Financial, Inc.
[7]	Comprises cash and cash equivalents of $834 million, $760 million and $904 million, respectively, and U.S. government bonds of $100 million, zero and $250 million, respectively, as of June 30, 2016, March 31, 2016 and June 30, 2015.

•	Canada MI and Australia MI continue to maintain solid capital ratios in excess of management targets;

•	U.S. life insurance companies’ unassigned surplus decreased from the prior quarter from reinsurance transactions in the life insurance business and the RBC ratio decreased from the prior quarter due, in part, to the impact of lower interest rates on variable annuity products. Both unassigned surplus and RBC ratio reflected an increase in reserves related to universal life insurance policies with secondary guarantees in the company’s New York subsidiary as well as the net unfavorable adjustments to LTC reserves, partially offset by favorable impacts from LTC premium rate increases;

•	The holding company ended the quarter with approximately $934 million of cash and liquid assets, representing a buffer of approximately $510 million in excess of one and a half times annual debt service and restricted cash. The holding company continues to target maintaining cash balances of at least one and a half times its annual debt service expense plus a risk buffer of $350 million, but may go below the target level at times to proactively address liabilities;

•	Holding company cash and liquid assets increased from the prior quarter from $128 million of intercompany tax payments primarily related to realized gains on derivative positions, $88 million of dividends from the operating companies, including the impact of an Australia MI capital reduction initiative, $21 million of net other items and expenses including cash margin posted for hedges, partially offset by $63 million paid for debt interest expense; and

•	In July 2016, the holding company received an intercompany tax payment from the U.S. life insurance companies of approximately $175 million attributable to the life block transaction completed in the first quarter of 2016 that is committed to be used to facilitate the separation and isolation of the LTC business, which is subject to ongoing regulatory discussions and approvals.

About Genworth Financial

Genworth Financial, Inc. (NYSE: GNW) is a Fortune 500 insurance holding company committed to helping families achieve the dream of homeownership and address the financial challenges of aging through its leadership positions in mortgage insurance and long term care insurance. Headquartered in Richmond, Virginia, Genworth traces its roots back to 1871 and became a public company in 2004. For more information, visit genworth.com.

From time to time, Genworth releases important information via postings on its corporate website. Accordingly, investors and other interested parties are encouraged to enroll to receive automatic email alerts and Really Simple Syndication (RSS) feeds regarding new postings. Enrollment information is found under the “Investors” section of genworth.com. From time to time, Genworth’s publicly traded subsidiaries, Genworth MI Canada Inc. and Genworth Mortgage Insurance Australia Limited, separately release financial and other information about their operations. This information can be found at http://genworth.ca and http://www.genworth.com.au.

Conference Call and Financial Supplement Information

This press release and the second quarter 2016 financial supplement are now posted on the company’s website. Additional information regarding business results and strategic update will be posted on the company’s website, http://investor.genworth.com, by 7:30 a.m. on August 3, 2016. Investors are encouraged to review these materials.

Genworth will conduct a conference call on August 3, 2016 at 9:00 a.m. (ET) to discuss business results and provide a progress update on strategic priorities. The conference call will be accessible via telephone and the Internet. The dial-in number for the conference call is 877 888.4034 or 913 489.5101 (outside the U.S.); conference ID # 3488123. To participate in the call by webcast, register at http://investor.genworth.com at least 15 minutes prior to the webcast to download and install any necessary software.

Replays of the call will be available through August 17, 2016 at 888 203.1112 or 719 457.0820 (outside the U.S.); conference ID # 3488123. The webcast will also be archived on the company’s website.

Use of Non-GAAP Measures

This press release includes the non-GAAP financial measures entitled “net operating income (loss)” and “net operating income (loss) per common share.” Net operating income (loss) per common share is derived from net operating income (loss). The chief operating decision maker evaluates segment performance and allocates resources on the basis of net operating income (loss). The company defines net operating income (loss) as income (loss) from continuing operations excluding the after-tax effects of income attributable to noncontrolling interests, net investment gains (losses), goodwill impairments, gains (losses) on the sale of businesses, gains (losses) on the early extinguishment of debt, gains (losses) on insurance block transactions, restructuring costs and infrequent or unusual non-operating items. Gains (losses) on insurance block transactions are defined as gains (losses) on the early extinguishment of non-recourse funding obligations, early termination fees for other financing restructuring and/or resulting gains (losses) on reinsurance restructuring for certain blocks of business. The company excludes net investment gains (losses) and infrequent or unusual non-operating items because the company does not consider them to be related to the operating performance of the company’s segments and Corporate and Other activities. A component of the company’s net investment gains (losses) is the result of impairments, the size and timing of which can vary significantly depending on market credit cycles. In addition, the size and timing of other investment gains (losses) can be subject to the company’s discretion and are influenced by market opportunities, as well as asset-liability matching considerations. Goodwill impairments, gains (losses) on the sale of businesses, gains (losses) on the early extinguishment of debt, gains (losses) on insurance block transactions and restructuring costs are also excluded from net operating income (loss) because, in the company’s opinion, they are not indicative of overall operating trends. Infrequent or unusual non-operating items are also excluded from net operating income (loss) if, in the company’s opinion, they are not indicative of overall operating trends.

While some of these items may be significant components of net income (loss) available to Genworth’s common stockholders in accordance with GAAP, the company believes that net operating income (loss) and measures that are derived from or incorporate net operating income (loss), including net operating income (loss) per common share on a basic and diluted basis, are appropriate measures that are useful to investors because they identify the income (loss) attributable to the ongoing operations of the business. Management also uses net operating income (loss) as a basis for determining awards and compensation for senior management and to evaluate performance on a basis comparable to that used by analysts. However, the items excluded from net operating income (loss) have occurred in the past and could, and in some cases will, recur in the future. Net operating income (loss) and net operating income (loss) per common share on a basic and diluted basis are not substitutes for net income (loss) available to Genworth’s common stockholders or net income (loss) available to Genworth’s common stockholders per common share on a basic and diluted basis determined in accordance with GAAP. In addition, the company’s definition of net operating income (loss) may differ from the definitions used by other companies.

Adjustments to reconcile net income (loss) attributable to Genworth’s common stockholders and net operating income (loss) assume a 35 percent tax rate (unless otherwise indicated) and are net of the portion attributable to noncontrolling interests. Net investment gains (losses) are also adjusted for DAC and other intangible amortization and certain benefit reserves.

In June 2016, the company completed the sale of its term life insurance new business platform and recorded a pre-tax gain of $12 million. In May 2016, the company completed the sale of its mortgage insurance business in Europe and recorded an additional pre-tax loss of $2 million. In the first quarter of 2016, the company recorded a pre-tax estimated loss of $7 million and a tax benefit of $27 million related to the planned sale of the mortgage insurance business in Europe. These transactions were excluded from net operating income (loss) for the periods presented as they related to a gain (loss) on the sale of businesses.

In June 2016, the company settled restricted borrowings of $70 million related to a securitization entity and recorded a $64 million pre-tax gain related to the early extinguishment of debt. In January 2016, the company paid a pre-tax make-whole expense of $20 million related to the early redemption of Genworth Holdings, Inc.’s 2016 notes. The company also repurchased $28 million principal amount of Genworth Holdings, Inc.’s notes with various maturity dates for a pre-tax gain of $4 million in the first quarter of 2016. These transactions were excluded from net operating income (loss) for the periods presented as they related to a gain (loss) on the early extinguishment of debt.

In the first quarter of 2016, the company completed a life block transaction resulting in a pre-tax loss of $9 million in connection with the early extinguishment of non-recourse funding obligations.

In the second and first quarters of 2016, the company recorded a pre-tax expense of $5 million and $15 million, respectively, related to restructuring costs as part of an expense reduction plan as the company evaluates and appropriately sizes its organizational needs and expenses. In the second quarter of 2015, the company also recorded a pre-tax expense of $3 million related to restructuring costs.

There were no infrequent or unusual items excluded from net operating income (loss) during the periods presented other than fees incurred during the first quarter of 2016 related to Genworth Holdings, Inc.’s bond consent solicitation of $18 million for broker, advisor and investment banking fees.

The tables at the end of this press release reflect net operating income (loss) as determined in accordance with accounting guidance related to segment reporting, and a reconciliation of net operating income (loss) of the company’s segments and Corporate and Other activities to net income (loss) available to Genworth’s common stockholders for the three months ended June 30, 2016 and 2015, as well as for the three months ended March 31, 2016.

This press release includes the non-GAAP financial measure entitled “core yield” as a measure of investment yield. The company defines core yield as the investment yield adjusted for those items that are not recurring in nature. Management believes that analysis of core yield enhances understanding of the investment yield of the company. However, core yield is not a substitute for investment yield determined in accordance with GAAP. In addition, the company’s definition of core yield may differ from the definitions used by other companies. A reconciliation of core yield to reported GAAP yield is included in a table at the end of this press release.

Definition of Selected Operating Performance Measures

The company reports selected operating performance measures including “sales” and “loss ratio” which are commonly used in the insurance industry as measures of operating performance.

Management regularly monitors and reports sales metrics as a measure of volume of new and renewal business generated in a period. Sales refer to: (1) new insurance written for mortgage insurance; (2) annualized first-year premiums for long term care and term life insurance products; (3) annualized first-year deposits plus five percent of excess deposits for universal and term universal life insurance products; (4) 10 percent of premium deposits for linked-benefits products; and (5) new and additional premiums/deposits for fixed annuities. Sales do not include renewal premiums on policies or contracts written during prior periods. The company considers new insurance written, annualized first-year premiums/deposits, premium equivalents and new premiums/deposits to be a measure of the company’s operating performance because they represent a measure of new sales of insurance policies or contracts during a specified period, rather than a measure of the company’s revenues or profitability during that period.

Management also regularly monitors and reports a loss ratio for the company’s businesses. For the mortgage insurance businesses, the loss ratio is the ratio of incurred losses and loss adjustment expenses to net earned premiums. For the long term care insurance business, the loss ratio is the ratio of benefits and other changes in reserves less tabular interest on reserves less loss adjustment expenses to net earned premiums. The company considers the loss ratio to be a measure of underwriting performance in these businesses and helps to enhance the understanding of the operating performance of the businesses.

An assumed tax rate of 35 percent is utilized in certain adjustments to net operating income (loss) and in the explanation of specific variances of operating performance and investment results.

These operating performance measures enable the company to compare its operating performance across periods without regard to revenues or profitability related to policies or contracts sold in prior periods or from investments or other sources.

Cautionary Note Regarding Forward-Looking Statements

This press release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by words such as “expects,” “intends,” “anticipates,” “plans,” “believes,” “seeks,” “estimates,” “will” or words of similar meaning and include, but are not limited to, statements regarding the outlook for the company’s future business and financial performance. Forward-looking statements are based on management’s current expectations and assumptions, which are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Actual outcomes and results may differ materially due to global political, economic, business, competitive, market, regulatory and other factors and risks, including, but not limited to, the following:

•	strategic risks including: the company’s inability to successfully execute strategic plans to effectively address its current business challenges (including with respect to the restructuring of the U.S. life insurance businesses, cost savings, ratings and capital), the company’s inability to attract buyers for any businesses or other assets the company may seek to sell, or securities it may seek to issue, in each case, in a timely manner on anticipated terms; failure to obtain any required regulatory, stockholder and/or noteholder approvals or consents, or its challenges changing or being more costly or difficult to successfully address than currently anticipated or the benefits achieved being less than anticipated; inability to achieve anticipated cost-savings in a timely manner; or adverse tax or accounting charges; and inability to increase the capital needed in its businesses in a timely manner and on anticipated terms, including through improved business performance, reinsurance or similar transactions, asset sales, securities offerings or otherwise, in each case as and when required;

•

risks relating to estimates, assumptions and valuations including: inadequate reserves and the need to increase reserves (including as a result of any changes the company may make to its assumptions, methodologies or otherwise in connection with periodic or other reviews); inaccurate models; deviations from its estimates and actuarial assumptions or other reasons in the long term care insurance, life insurance and/or annuity businesses; accelerated amortization of DAC and present value of future profits (PVFP) (including as a result of any changes the company may make to its assumptions, methodologies or otherwise in connection with periodic or other reviews); adverse impact on the company’s financial results as a result of projected profits followed by projected losses (as is currently the case with the long term care insurance business); and changes in valuation of fixed maturity, equity and trading securities;

•	risks relating to economic, market and political conditions including: downturns and volatility in global economies and equity and credit markets; interest rates and changes in rates (particularly given the historically low interest rate environment) have adversely impacted, and may continue to materially adversely impact, the company’s business and profitability; deterioration in economic conditions or a decline in home prices that adversely affect the company’s loss experience in mortgage insurance; political and economic instability or changes in government policies; and fluctuations in foreign currency exchange rates and international securities markets;

•	regulatory and legal risks including: extensive regulation of the company’s businesses and changes in applicable laws and regulations; litigation and regulatory investigations or other actions; dependence on dividends and other distributions from the company’s subsidiaries (particularly its international subsidiaries) and the inability of any subsidiaries to pay dividends or make other distributions to the company, including as a result of the performance of its subsidiaries and insurance, regulatory or corporate law restrictions (including the unwillingness or inability of the subsidiary that indirectly owns most of the interests in the Australian and Canadian mortgage insurance businesses to pay the dividends that it receives from those businesses as a result of the impact on its financial condition of its capital support for certain long term care insurance related reinsurance arrangements); adverse change in regulatory requirements, including RBC; changes in regulations adversely affecting the company’s international operations; inability to meet or maintain the PMIERs; inability of the U.S. mortgage insurance subsidiaries to meet minimum statutory capital requirements and hazardous financial condition standards; the influence of Federal National Mortgage Association (Fannie Mae), Federal Home Loan Mortgage Corporation (Freddie Mac) and a small number of large mortgage lenders on the U.S. mortgage insurance market and adverse changes to the role or structure of Fannie Mae and Freddie Mac; adverse changes in regulations affecting the mortgage insurance businesses; inability to continue to implement actions to mitigate the impact of statutory reserve requirements; impact of additional regulations pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act (the Dodd-Frank Act); and changes in accounting and reporting standards;

•	liquidity, financial strength ratings, credit and counterparty risks including: insufficient internal sources to meet liquidity needs and limited or no access to capital (including the company’s inability to replace the company’s credit facility); recent or future adverse rating agency actions, including with respect to rating downgrades or potential downgrades, or being put on review for potential downgrade, all of which could have adverse implications for the company, including with respect to key business relationships, product offerings, business results of operations, financial condition and capital needs, strategic plans, collateral obligations and availability and terms of hedging, reinsurance and borrowings; defaults by counterparties to reinsurance arrangements or derivative instruments; defaults or other events impacting the value of the company’s fixed maturity securities portfolio; and defaults on the company’s commercial mortgage loans or the mortgage loans underlying its investments in commercial mortgage-backed securities and volatility in performance;

•

operational risks including: inability to retain, attract and motivate qualified employees or senior management; ineffective or inadequate risk management in identifying, controlling or mitigating risks; reliance on, and loss of, key customer or distribution relationships; availability, affordability and adequacy of reinsurance to protect the company against losses; competition; competition in the mortgage insurance businesses from government and

GSEs offering mortgage insurance; material weakness in, or ineffective, internal control over financial reporting; and failure or any compromise of the security of the company’s computer systems, disaster recovery systems and business continuity plans and failures to safeguard, or breaches of, its confidential information;

•	insurance and product-related risks including: the company’s inability to increase sufficiently, and in a timely manner, premiums on in force long term care insurance policies and/or reduce in force benefits, and charge higher premiums on new policies, in each case, as currently anticipated and as may be required from time to time in the future (including as a result of the failure to obtain any necessary regulatory approvals or unwillingness or inability of policyholders to pay increased premiums); the company’s inability to reflect future premium increases and other management actions in its margin calculation as anticipated; failure to sufficiently increase new sales for the long term care insurance products; inability to realize anticipated benefits of the rescissions, curtailments, loan modifications or other similar programs in the mortgage insurance businesses; premiums for the significant portion of the mortgage insurance risk in force with high loan-to-value ratios may not be sufficient to compensate the company for the greater risks associated with those policies; decreases in the volume of high loan-to-value mortgage originations or increases in mortgage insurance cancellations; increases in the use of alternatives to private mortgage insurance and reductions in the level of coverage selected; potential liabilities in connection with the U.S. contract underwriting services; and medical advances, such as genetic research and diagnostic imaging, and related legislation that impact policyholder behavior in ways adverse to the company;

•	other risks including: occurrence of natural or man-made disasters or a pandemic; impairments of or valuation allowances against the company’s deferred tax assets; the possibility that in certain circumstances the company will be obligated to make payments to General Electric Company (GE) under the tax matters agreement with GE even if its corresponding tax savings are never realized and payments could be accelerated in the event of certain changes in control; and provisions of the company’s certificate of incorporation and bylaws and the tax matters agreement with GE may discourage takeover attempts and business combinations that stockholders might consider in their best interests; and

•	risks relating to the company’s common stock including: the continued suspension of payment of dividends; and stock price fluctuations.

The company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise.

# # #

Contact Information:

Investors:	David Rosenbaum, 804 662.2643
david.rosenbaum@genworth.com

Media:	Julie Westermann, 804 662.2423
julie.westermann@genworth.com

Condensed Consolidated Statements of Income

(Amounts in millions, except per share amounts)

	Three months ended
	June 30,
	2016	2015
Revenues:
Premiums	$1,127	$1,134
Net investment income	779	793
Net investment gains (losses)	30	8
Policy fees and other income	300	222

Total revenues	2,236	2,157

Benefits and expenses:
Benefits and other changes in policy reserves	1,193	1,232
Interest credited	173	181
Acquisition and operating expenses, net of deferrals	327	295
Amortization of deferred acquisition costs and intangibles	112	101
Interest expense	80	103

Total benefits and expenses	1,885	1,912

Income from continuing operations before income taxes	351	245
Provision for income taxes	110	70

Income from continuing operations	241	175
Loss from discontinued operations, net of taxes	(21)	(314)

Net income (loss)	220	(139)
Less: net income attributable to noncontrolling interests	48	54

Net income (loss) available to Genworth Financial, Inc.’s common stockholders	$172	$(193)

Income from continuing operations available to Genworth Financial, Inc.’s common stockholders per common share:
Basic	$0.39	$0.24

Diluted	$0.39	$0.24

Net income (loss) available to Genworth Financial, Inc.’s common stockholders per common share:
Basic	$0.35	$(0.39)

Diluted	$0.34	$(0.39)

Weighted-average shares outstanding:
Basic	498.5	497.4

Diluted	500.4	499.3

Reconciliation of Net Operating Income to Net Income (Loss)

(Amounts in millions, except per share amounts)

	Three months ended June 30,		Three months ended March 31, 2016
	2016	2015
Net operating income (loss):
U.S. Mortgage Insurance segment	$61	$49	$61
Canada Mortgage Insurance segment	38	37	33
Australia Mortgage Insurance segment	15	29	19
U.S. Life Insurance segment:
Long Term Care Insurance	37	10	34
Life Insurance	31	22	31
Fixed Annuities	(13)	25	26

Total U.S. Life Insurance segment	55	57	91

Runoff segment	6	9	4
Corporate and Other	(52)	(62)	(105)

Net operating income	123	119	103
Adjustments to net operating income:
Net investment gains (losses), net (see below for reconciliation)	39	5	(19)
Gains (losses) on sale of business	10	—	(7)
Gains (losses) on early extinguishment of debt	64	—	(16)
Gains (losses) from life block transactions	—	—	(9)
Expenses related to restructuring	(5)	(3)	(15)
Fees associated with bond consent solicitation	—	—	(18)
Taxes on adjustments	(38)	—	53

Income from continuing operations available to Genworth Financial, Inc.’s common stockholders	193	121	72
Add: income from continuing operations attributable to noncontrolling interests	48	54	55

Income from continuing operations	241	175	127
Loss from discontinued operations, net of taxes	(21)	(314)	(19)

Net income (loss)	220	(139)	108
Less: net income attributable to noncontrolling interests	48	54	55

Net income (loss) available to Genworth Financial, Inc.’s common stockholders	$172	$(193)	$53

Net income (loss) available to Genworth Financial, Inc.’s common stockholders per common share:
Basic	$0.35	$(0.39)	$0.11

Diluted	$0.34	$(0.39)	$0.11

Net operating income per common share:
Basic	$0.25	$0.24	$0.21

Diluted	$0.25	$0.24	$0.21

Weighted-average shares outstanding:
Basic	498.5	497.4	498.0

Diluted	500.4	499.3	499.4

Reconciliation of net investment gains (losses):
Net investment gains (losses), gross	$30	$8	$(19)
Adjustments for:
DAC and other intangible amortization and certain benefit reserves	6	6	9
Net investment (gains) losses attributable to noncontrolling interests	3	(9)	(9)

Net investment gains (losses), net	$39	$5	$(19)

Condensed Consolidated Balance Sheets

(Amounts in millions)

	June 30, 2016	December 31, 2015
Assets
Cash, cash equivalents and invested assets	$78,205	$75,746
Deferred acquisition costs	4,046	4,398
Intangible assets and goodwill	267	357
Reinsurance recoverable	17,564	17,245
Deferred tax and other assets	640	675
Separate account assets	7,484	7,883
Assets held for sale	—	127

Total assets	$108,206	$106,431

Liabilities and equity
Liabilities:
Future policy benefits	$37,154	$36,475
Policyholder account balances	26,182	26,209
Liability for policy and contract claims	8,289	8,095
Unearned premiums	3,412	3,308
Deferred tax and other liabilities	4,090	3,028
Borrowings related to securitization entities	85	179
Non-recourse funding obligations	310	1,920
Long-term borrowings	4,191	4,570
Separate account liabilities	7,484	7,883
Liabilities held for sale	—	127

Total liabilities	91,197	91,794

Equity:
Common stock	1	1
Additional paid-in capital	11,955	11,949

Accumulated other comprehensive income (loss):
Net unrealized investment gains (losses):
Net unrealized gains (losses) on securities not other-than-temporarily impaired	2,770	1,236
Net unrealized gains (losses) on other-than-temporarily impaired securities	19	18

Net unrealized investment gains (losses)	2,789	1,254

Derivatives qualifying as hedges	2,439	2,045
Foreign currency translation and other adjustments	(140)	(289)

Total accumulated other comprehensive income (loss)	5,088	3,010
Retained earnings	789	564
Treasury stock, at cost	(2,700)	(2,700)

Total Genworth Financial, Inc.’s stockholders’ equity	15,133	12,824
Noncontrolling interests	1,876	1,813

Total equity	17,009	14,637

Total liabilities and equity	$108,206	$106,431

Impact of Foreign Exchange on Operating Results8

Three months ended June 30, 2016

	Percentages Including Foreign Exchange	Percentages Excluding Foreign Exchange[9]
Canada Mortgage Insurance (MI):
Flow new insurance written	(19)%	(15)%
Flow new insurance written (2Q16 vs. 1Q16)	76%	64%
Australia MI:
Flow new insurance written	(23)%	(20)%
Flow new insurance written (2Q16 vs. 1Q16)	14%	9%

[8]	All percentages are comparing the second quarter of 2016 to the second quarter of 2015 unless otherwise stated.
[9]	The impact of foreign exchange was calculated using the comparable prior period exchange rates.

Reconciliation of Core Yield to Reported Yield

Three months ended June 30, 2016
(Assets - amounts in billions)
Reported Total Invested Assets and Cash	$77.6
Subtract:
Securities lending	0.3
Unrealized gains (losses)	7.6

Adjusted end of period invested assets	$69.7

Average Invested Assets Used in Reported Yield Calculation	$69.5
Subtract:
Restricted commercial mortgage loans and other invested assets related to securitization entities[10]	0.1

Average Invested Assets Used in Core Yield Calculation	$69.4

(Income - amounts in millions)
Reported Net Investment Income	$779
Subtract:
Bond calls and commercial mortgage loan prepayments	5
Other non-core items[11]	(6)
Restricted commercial mortgage loans and other invested assets related to securitization entities[10]	2

Core Net Investment Income	$778

Reported Yield	4.48%

Core Yield	4.48%

[10]	Represents the incremental assets and investment income related to restricted commercial mortgage loans and other invested assets.
[11]	Includes cost basis adjustments on structured securities and various other immaterial items.